EXHIBIT 99.1

Amedica Reports Fourth Quarter and Full Year 2013 Financial Results

•	Fourth Quarter 2013 Total Revenue was $5.7 Million, an Increase of 8% Compared with $5.3 Million in Third Quarter 2013

•	Silicon Nitride Product Sales Increased by 34% in Fourth Quarter 2013

•	Full Year 2013 Revenue was $22.3 Million

SALT LAKE CITY, March 31, 2014 (GLOBE NEWSWIRE) — Amedica Corporation (Nasdaq:AMDA), a biomaterials company, today announced financial results for the fourth quarter and full year ended December 31, 2013.

Eric Olson, President and CEO of Amedica Corporation, said, “We have made substantial progress in moving the Company forward over the past year. Specifically, we increased our Silicon Nitride sales with the commercial launch of our Generation II Valeo interbody devices and brought others closer to market launch.”

Product revenues for the fourth quarter of 2013 were $5.7 Million, an increase of 8% over the third quarter’s $5.3 Million, primarily due to increased sales efforts. The increase in revenues was due to increased sales efforts. The net income in the fourth quarter was $662,000 or $0.87 per share. This compares with a loss of $2.3 Million or $0.24 per share in the Third Quarter of 2013.

Full year 2013 revenues were $22.3 Million, slightly lower than the $23.1 Million in 2012. However, it is important to note that the company increased silicon nitride sales by 15% in 2013. The difference is attributable to the focus during 2013 on bringing forward the Company’s proprietary Silicon Nitride product line and de-emphasizing the older product lines.

The Net Loss for the year ended December 31, 2013 was $8.3 Million, a reduction in net loss of 76%, compared with the Net Loss for the year ended December 31, 2012.

Cash and cash equivalents were $2.3 Million at the end of the year; however the Company has since launched an Initial Public Offering, which netted approximately $15.4 Million in proceeds.

Jay Moyes, Chief Financial Officer, commenting on the financial results, said, “2013 saw great progress in moving the Company toward profitability, with decreasing losses in each of the first three quarters, and a net profit for the fourth quarter. The Company is focused on bringing new proprietary Silicon Nitride products to market, growing revenues and increasing the bottom line.”

Conference Call

The company will hold a conference call with President and CEO Eric Olson and CFO Jay Moyes, on Tuesday, April 1, 2014 at 10:00 a.m. Eastern Time. The call will cover Amedica’s fourth quarter and year-end 2013 results. Mr. Olson will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1- (855) 455-6055, any time after 9:50 a.m. Eastern on April 1st. The Conference ID is 21871841. International and local callers should dial (484) 756-4308. A live audio webcast of the call will be available through a link on the Company’s web site, at http://www.amedica.com/investors/. If you are unable to participate during the live teleconference, the call will be archived for one week. The audio archive can be accessed by calling (855) 859-2056 in the U.S. or (404) 537-3406 from outside the U.S. The Conference ID for the audio replay is 21871841.

About Amedica Corporation

Amedica is a commercial biomaterials company focused on using its silicon nitride technology platform to develop, manufacture and sell a broad range of medical devices. Amedica markets spinal fusion products and is developing product candidates for use in total hip and knee joint replacements. Amedica operates an ISO 13485 certified manufacturing facility and its spine products are FDA cleared, CE marked, and currently marketed in the U.S. and select markets in Europe and South America.

The Company’s news releases and other information for investors are located at www.amedica.com

Forward-Looking Statements

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products, compliance costs and the effects of government regulation. Actual results may differ materially from expected results included in these statements.

Financial Charts Follow

Amedica Corporation

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended December 31
	2013	2012
Product revenue	$22,314	$23,065

Cost of revenue:
Product revenue	5,752	5,423
Write-down of excess and obsolete inventory	1,293	1,043

Total cost of revenue	7,045	6,466
Operating expenses:
Research and development	3,461	6,013
General and administrative	5,759	7,313
Sales and marketing	16,384	17,094
Impairment loss on intangible assets	—	15,281

Total operating expenses	25,604	45,701

Loss from operations	(10,335)	(29,102)

Other income (expense):
Interest income	16	57
Interest expense	(1,851)	(5,611)
Loss on extinguishment of debt	—	(251)
Change in fair value of preferred stock warrants	515	(85)
Change in fair value of common stock warrants	3,455	(618)
Other expense	(86)	(151)

Total other income (expense)	2,049	(6,659)

Net loss before income taxes	(8,286)	(35,761)
Income tax benefit	—	726

Net Loss	(8,286)	(35,035)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on marketable securities	(2)	25

Total comprehensive loss	$(8,288)	$(35,010)

Net loss per share attributable to common stockholders:
Basic and diluted	$(15.52)	$(100.52)

Weighted average common shares outstanding:
Basic and diluted	534,073	348,550

Amedica Corporation

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$2,279	$2,741
Restricted cash	392	260
Marketable securities	—	2,680
Trade accounts receivable, net of allowance of $49 and $58 respectively	2,817	4,016
Prepaid expenses and other current assets	1,575	519
Deferred offering costs	2,763	—
Inventories	10,084	8,826

Total current assets	19,910	19,042

Property and equipment, net	3,531	3,023
Intangible assets	4,688	5,189
Goodwill	6,163	6,163
Other long-term assets	35	38

Total assets	$34,327	$33,455

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$3,377	$2,143
Accrued liabilities	3,711	1,606
Line of credit	—	2,573
Current portion of long-term debt	17,925	17,893

Total current liabilities	25,013	24,215

Deferred rent	575	606
Other long-term liabilities	134	134
Preferred stock warrant liability	11	526
Common stock warrant liability	199	2,783

Commitments and contingencies
Convertible preferred stock, $0.01 par value, 100,000,000 shares authorized; 80,910,394 and 76,170,394 shares issued and outstanding at December 31, 2013 and 2012; aggregate liquidation value of $149,692 and $140,212 at December 31, 2013 and 2012	161,456	153,474

Stockholders’ deficit:
Common stock, $0.01 par value; 150,000,000 shares authorized; 597,675 and 348,636 shares issued and outstanding at December 31, 2013 and 2012	6	3
Additional paid-in capital / (capital deficiency)	(13,144)	(16,651)
Accumulated other comprehensive income	—	2
Accumulated deficit	(139,923)	(131,637)

Total stockholders’ deficit	(153,061)	(148,283)

Total liabilities, convertible preferred stock and stockholders’ deficit	$34,327	$33,455

CONTACT:	Amedica Investor Relations: Bill Hockett Alden Communications (801) 947-6264 amedica@aldencommunications.com